Exhibit 99.1

News

September 25, 2023	Analyst Contact:	Megan Patterson
918-561-5325
	Media Contact:	Brad Borror
918-588-7582

ONEOK Announces Board of Directors Changes

Lori A. Gobillot and Wayne T. Smith Join ONEOK Board of Directors

TULSA, Okla. – Sept. 25, 2023 – The board of directors of ONEOK, Inc. (NYSE: OKE) elected Lori A. Gobillot and Wayne T. Smith as directors to the board, effective September 25, 2023.

Gobillot, 62, will join the ONEOK board from the Magellan Midstream Partners board of directors where she has served as an independent director since 2016. Gobillot is a business consultant, who offers project management and strategic consulting services.

In her 13-year career with Continental Airlines/United Airlines, Gobillot held officer roles in both business and legal functions, culminating in her role as vice president, integration management from 2010 to 2012, where she led United’s merger integration planning and implementation following its merger with Continental Airlines, Inc. Before joining Continental Airlines, Gobillot was an attorney with the law firm of Vinson & Elkins. Prior to attending law school, she worked in real estate development and as a consultant.

Gobillot currently serves on the board of directors of Republic Airways Holdings, Inc., since 2017, where she is chair of the compensation committee. She earned a bachelor’s degree from the University of Texas and a Juris Doctor from the University of Texas School of Law.

Smith, 63, is the retired chairman and chief executive officer of BASF Corporation, North America. He served in this role from May 2015 through May 2021 and served as a member of the board of management directors of the parent company, BASF SE, from 2012 through May 2021.

Prior to his tenure at BASF, which began in 2004, Smith was vice president and general manager of Specialty Construction Chemicals at W.R. Grace and Company, where he led the strategy development, growth and profitability of that unit worldwide. Before joining W.R. Grace, Smith served in positions of increasing responsibility with The BOC Group, culminating as vice president and general manager of the company’s packaged products business. Smith is a board member of Air Products and Chemicals, Inc., and he is a former director of Inter Pipeline Ltd.

ONEOK Announces Board of Director Changes

Sept. 25, 2023

Smith holds a Bachelor of Science degree in chemical engineering from Syracuse University and a Master of Business Administration from the Wharton School of the University of Pennsylvania.

“ONEOK’s Board is pleased to welcome both Lori and Wayne,” said Julie H. Edwards, ONEOK board chair. “Lori’s background as a member of Magellan’s board and her executive experience focused on safety, integration and customer satisfaction and Wayne’s operational experience and knowledge of the chemical and industrial gas businesses will make them valuable contributors as ONEOK moves forward. We expect each of them to bring their skills and experience to enhance our governance and strategic capabilities to the benefit of our shareholders and other stakeholders.”

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is a leading midstream service provider and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Rocky Mountain, Permian and Mid-Continent regions with key market centers and owns an extensive network of gathering, processing, fractionation, transportation and storage assets.

ONEOK is a FORTUNE 500 company and is included in the S&P 500.

For information about ONEOK, visit the website: www.oneok.com.

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